Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE QUARTER ENDED MARCH 31, 2016

– Quarterly production averaged 9,016 Boe per day –

– Quarterly LOE of $16.70 per Boe –

– Reduced year over year debt by more than $261 million –

– Permian Basin horizontal wells drilled and completed under budget –

– Early production rates above type curve –

Denver, Colorado – May 9, 2016 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter ended March 31, 2016.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said: “We are pleased to discuss the financial results for the quarter ended March 31, 2016, and to update you on the status of our horizontal drilling program in Reeves County, Texas.

“Since December 2015 we have drilled five horizontal wells to TD in Reeves County.  Four of these wells have been completed and are either producing or flowing back. The fifth well has not yet been completed. We are very happy with our results to date.  The first two wells are 7,500 foot horizontal Wolfcamp A laterals in our Mustang project area.  The subsequent three wells are 10,000 foot horizontal Wolfcamp A laterals in the Appaloosa project area. Based on our current estimates of actual costs, the average drilling and completion cost of the 7,500 foot laterals in Mustang, including production facilities, was approximately $8.5 million and in Appaloosa the cost of a 10,000 foot lateral was approximately $9.5 million. These completed well costs represent a savings of approximately fifteen percent compared to AFE. The rig is currently drilling the sixth well and we plan to drill three more Appaloosa 10,000 foot laterals sequentially.

“Early indications on each of these wells show production results meaningfully above our type curve.  In Mustang, the Jolly 1201BH had a three-stream thirty-day peak IP rate of 1,552 barrels of oil equivalent (“Boe”) per day and the Flying Dog 1401BH had a 24-hour peak IP rate to date of 1,551 Boe per day. In Appaloosa, our first 10,000 foot lateral, the North Goat 02 2201H has had a 24-hour peak IP rate to date of 2,464 Boe per day. Our most recently completed Appaloosa well is now flowing back.

“We will reevaluate our type curves between now and mid-year, and these strong results suggest an upward revision in our “type” production profiles and expectations for ultimate recovery.  Additionally, the value of our Reeves County wells is significantly enhanced by the cost savings that we have achieved.  Our drilling program is ahead of schedule and under budget and we will bring production on line earlier than we had planned.

“As previously disclosed, we are actively pursuing a monetization of our Delaware Basin midstream assets.  After the completion of a thorough process, we have identified our preferred counterparty and are in discussions with the objective of completing a transaction in the second quarter.

“Our base business remains strong.  Production to date in 2016 is above planned levels. We continue to outperform our lease operating expense (“LOE”) plan, both in Aneth Field and in the Permian Basin. Costs for the first quarter of 2016 on a Boe basis were actually lower than costs realized in 2015, and recently we have amended our oil sales contract in Aneth Field to provide a price uplift of approximately 65¢ per barrel. We ended the quarter with zero drawn and more than $100 million of availability on our revolving credit facility. Overall, our operational activities have been very successful, due in large measure to the hard work and dedication of Resolute’s staff.”

Operations Update

Permian Basin

During the quarter, we spud three wells, completed two wells and had one drilling over quarter end. Since the end of the quarter, we have completed two more Permian Basin wells, as discussed above. In addition to drilling, we completed work on certain infrastructure within our Appaloosa area including the drilling of a new salt water disposal well. Total capital expenditures for Permian Basin operations were $23 million in the quarter. Based on results to date, we are on track to spend less and produce more than our original 2016 budget.

Completed wells in our Mustang area are the Jolly 1201BH and the Flying Dog 1401BH, both Wolfcamp A 7,500 foot laterals.  Both reached TD at the end of 2015 and were completed during the first quarter, and each delivered initial results above type curve.  The Jolly 1201BH had a three-stream thirty-day peak IP rate of 1,552 Boe per day and the Flying Dog 1401BH had a 24-hour peak IP rate of 1,551 Boe per day.  The average completed well costs for the Jolly 1201BH and the Flying Dog 1401BH were approximately $8.5 million.

Completed wells in our Appaloosa area are the North Goat 02 2201H and the North Mitre 02 2101H, both Wolfcamp A 10,000 foot laterals. The North Goat 02 2201H well was spud on January 9, drilled to TD in 29 days and completed on April 4.  The well achieved a 24-hour peak IP rate of 2,464 Boe per day.  The North Mitre 02 2101H well was spud on February 15, drilled to TD in 23 days and completed on May 2. That well is currently flowing back. The average completed well costs for the North Goat 02 2201H and the North Mitre 02 2101H are estimated to be approximately $9.5 million. After drilling the North Mitre 02 2101H, the drilling rig moved to the South Elephant 02 1004H well, which has reached TD and has not yet been completed. Our next planned well is the North Elephant 02 1004H, which we spud on May 7.

Production in the Permian Basin for the first quarter was 2,961 Boe per day (55 percent oil), an eight percent increase over fourth quarter 2015, pro forma for the divestiture of the Gardendale properties. As of May 1, Permian Basin production had increased to approximately 4,500 Boe per day as a result of our successful horizontal drilling program. Our Permian Basin operating team has continued to improve efficiencies in lease operations. LOE for the first quarter was $9.79 per Boe, a fifteen percent decrease from the fourth quarter 2015, pro forma for the Gardendale property divestiture. These lower operating costs on a Boe basis are a result of lower cash expenses combined with higher production achieved from our horizontal Wolfcamp wells.

Aneth Field

Despite a constrained capital program, Aneth Field continued to deliver strong results. Extremely cold weather in January and February and some equipment issues during the quarter caused a modest drop in Aneth Field production during the first quarter. The equipment issues have been addressed and production is now above plan. Production for the quarter was 6,056 Boe per day, or three percent below the prior quarter.

The business unit continued to reduce costs in the first quarter.  Despite the slight production decrease described above, we reduced LOE per Boe by fourteen percent to $20.15 as compared to the fourth quarter of 2015. Improvements in LOE were the result of continuing reduction of workover costs, reduced use of rental equipment and prioritization of work.

Capital spending for the quarter was $2.3 million.  CO2 purchases accounted for $1.6 million of the total spending and the majority of the remainder was spent to continue upgrades on the field-wide electrical system.

Furthermore, Resolute has reached an agreement with our crude oil purchaser, Western Refining Southwest, LLC, effective May 1, 2016, that should increase Resolute’s average realized wellhead price by approximately $0.65 per Bbl by reducing the average NYMEX differential to approximately $6.85 per Bbl from $7.50 per Bbl.

First Quarter Comparative Results

Resolute recorded a net loss of $85.3 million, or $1.13 per share, on revenue, exclusive of commodity derivative settlements, of $19.0 million during the three months ended March 31, 2016. The loss included a non-cash impairment charge of $58 million.  This compares to a net loss of $208.2 million, or $2.80 per share, on revenue, exclusive of commodity derivative settlements, of $41.1 million during the three months ended March 31, 2015. The 2015 loss included a non-cash impairment charge of $220.0 million.

First Quarter 2016 Results Compared to

First Quarter 2015 Results

	Three Months Ended March 31,
	2016	2015
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	551	576
Permian	269	484
Wyoming	—	155
Total production	820	1,215

Daily rate (Boe)	9,016	13,500

Revenue per Boe (excluding commodity derivative settlements)	$23.16	$33.86
Revenue per Boe (including commodity derivative settlements)	$56.98	$53.77

Revenue	$19,002	$41,133
Commodity derivative settlements	27,748	24,190
Revenue, including derivative settlements	46,750	65,323

Operating expenses:
Lease operating expense	$13,817	$20,356
Production and ad valorem taxes	3,142	5,890
Depletion, depreciation, amortization and asset retirement obligation accretion	10,361	31,912
Impairment of proved oil and gas properties	58,000	220,000
General and administrative expense	8,968	7,311
Cash-settled incentive awards	798	—

Net loss	$(85,312)	$(208,222)

Adjusted EBITDA	$22,355	$34,806

Adjusted EBITDA (a non-GAAP measure): During the first quarter of 2016, Resolute generated $22.4 million of Adjusted EBITDA, or $27.25 per Boe, a 36 percent decrease from the prior year period during which Resolute generated $34.8 million of Adjusted EBITDA, or $28.65 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreases in revenue associated with property sales, increases in general and administrative expenses and increases in the portion of interest expensed rather than capitalized.

Production:  Production for the quarter ended March 31, 2016, decreased 32 percent to 820 MBoe, or 9,016 Boe per day, as compared to 1,215 MBoe, or 13,500 Boe per day, during the first quarter of 2015.

First quarter 2016 production from the Company’s Aneth Field properties decreased five percent to 6,056 Boe per day as compared to the 6,395 Boe per day produced in the first quarter of 2015, and decreased three percent from the 6,229 Boe per day produced during the fourth quarter of 2015.

Production from the Company’s Permian Basin properties decreased 45 percent to 2,961 Boe per day, as compared to the 5,380 Boe per day produced in the first quarter of 2015, and decreased 25 percent from the 3,961 Boe per day produced during the fourth quarter of 2015. Approximately 92 percent of these decreases were attributable to 2015 property sales.

Revenue:  During the first quarter of 2016 Resolute realized a 28 percent decrease in adjusted revenue (revenue including commodity derivative settlements) as compared to the prior year quarter due to decreased production and commodity prices offset by derivative settlement gains.   Total adjusted revenue for the quarter was $46.7 million, including the effect of commodity derivative settlement gains of $27.7 million. During the first quarter of 2015 Resolute had total adjusted revenue of $65.3 million, including the effect of commodity derivative settlement gains of $24.2 million.

Operating Expenses:  For the first quarter of 2016, total LOE decreased $6.6 million, or 32 percent, to $13.8 million, or $16.84 per Boe, as compared to first quarter 2015 LOE of $20.4 million, or $16.75 per Boe.  Excluding share-based compensation, total LOE per Boe was essentially unchanged at $16.70 per Boe, as compared to first quarter 2015 LOE per Boe of $16.59 per Boe.  Approximately $5.3 million of the total $6.6 million decrease was attributable to the decrease in operating costs due to property sales.  Sequentially, total LOE decreased 28 percent from $19.2 million, or $20.25 per Boe.  Total production taxes decreased by $2.8 million, or 47 percent, to $3.1 million (seventeen percent of revenue) from $5.9 million in 2015 (fourteen percent of revenue). Production taxes also decreased on a Boe basis to $3.83 per Boe in 2016 from $4.85 per Boe in 2015 due to decreased oil, gas and NGL prices.

For the first quarter of 2016, depletion, depreciation, amortization and accretion (“DD&A”) expenses decreased 68 percent to $10.4 million as compared to the first quarter of 2015 DD&A expenses of $31.9 million.  DD&A expenses also decreased on a Boe basis to $12.63 per Boe in 2016 from $26.27 per Boe in 2015 due to a decrease in the 2016 amortization base resulting from the $705 million in ceiling test impairments recorded during the period from January 1, 2015, through December 31, 2015, and a reduction in future development costs as a result of lower commodity prices.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  We recorded a $58 million and $220 million non-cash impairments of the carrying value of our proved oil and gas properties during the three months ended March 31, 2016 and 2015, respectively, as a result of the ceiling test limitation.  The 2016 impairment resulted primarily from continued lower realized oil prices.

General and Administrative Expense:  Resolute incurred cash-based general and administrative (“G&A”) expense for the first quarter of 2016 of $7.6 million or $9.21 per Boe (inclusive of cash-settled incentive award expense of $0.8 million) compared to $4.5 million, or $3.68 per Boe in the comparable 2015 period.  Share-based compensation expense, a non-cash item, represented $2.2 million for the first quarter of 2016 and $2.8 million for the first quarter of 2015.  Including non-cash expenses, Resolute incurred G&A expense for the first quarter of 2016 of $9.8 million (inclusive of cash-settled incentive award expenses of $0.8 million) during 2016, as compared to G&A expense of $7.3 million during the comparable period in 2015.  The increase primarily resulted from approximately $1.0 million in reduced corporate overhead reimbursements due to property sales, $1.0 million in professional fees related to the previously announced termination of the potential senior notes exchange and $0.5 million in increased salaries, wages and burdens.

Cash-settled Incentive Awards:  Cash-settled incentive award expenses were $0.8 million during 2016.  There was no related expense during 2015.  On a per-unit basis, cash-settled incentive award expense was $0.97 per Boe in 2016.  The 2016 expense is a result of the grant of time- and performance-based restricted cash awards as well as cash-settled stock appreciation rights under the long-term incentive program.  The time-based awards will vest and be expensed ratably over three years.  The performance-based awards and the stock appreciation rights will vest ratably over three years but their fair value will be re-measured at each period end over their ten-year life.

Capital Expenditures:  During the quarter ended March 31, 2016, Resolute incurred oil and gas related capital expenditures of approximately $29.0 million, excluding customary purchase price adjustments related to divestitures of $0.2 million and capitalized interest of $0.4 million. These capital investments were directed principally toward drilling and completion projects in the Permian Basin.

Liquidity and Capital Resources: Outstanding indebtedness at March 31, 2016, consisted of $0 in revolving credit facility debt, $128.3 million of the second lien term loan and $400 million of senior notes, compared to total indebtedness of $789.6 million at March 31, 2015, a reduction of $231.3 million. As of March 31, 2016, the borrowing base under our revolving credit facility was $105 million.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

($ in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenue:
Oil	$17,795	$36,344
Gas	978	3,814
Natural gas liquids	229	975
Total revenue	19,002	41,133
Operating expenses:
Lease operating	13,817	20,356
Production and ad valorem taxes	3,142	5,890
Depletion, depreciation, amortization, and asset retirement obligation accretion	10,361	31,912
Impairment of proved oil and gas properties	58,000	220,000
General and administrative	8,968	7,311
Cash-settled incentive awards	798	—
Total operating expenses	95,086	285,469
Loss from operations	(76,084)	(244,336)
Other income (expense):
Interest expense, net	(13,075)	(11,156)
Commodity derivative instruments gain	3,841	24,910
Other income	6	6
Total other income (expense)	(9,228)	13,760
Loss before income taxes	(85,312)	(230,576)
Income tax benefit (expense)	—	22,354
Net loss	$(85,312)	$(208,222)
Net loss per common share:
Basic and diluted	$(1.13)	$(2.80)
Weighted average common shares outstanding:
Basic and diluted	75,182	74,284

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended March 31,
	2016	2015
	($ in thousands)
Net loss	$(85,312)	$(208,222)
Adjustments:
Interest expense, net	13,075	11,156
Income tax (benefit) loss	—	(22,354)
Depletion, depreciation, amortization and asset retirement obligation accretion	10,361	31,912
Impairment of proved oil and gas properties	58,000	220,000
Stock-based compensation	2,324	3,034
Mark-to-market (gain) loss	23,907	(720)
Total adjustments	107,667	243,028
Adjusted EBITDA	$22,355	$34,806

Earnings Call Information

Resolute will host an investor call on May 10, 2016, at 4:30 PM ET. To participate in the call please dial (888) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada.  The conference call I.D. number is 10085852. Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through May 17, 2016, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S.  The conference call I.D. number is 10085852.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding anticipated capital expenditures and drilling activities in 2016; anticipated lease operating expenses and general and administrative expenses (including any improvement or future sustainability thereof); our financial condition and management of the Company in the current commodity price environment; future financial and operating results; liquidity and availability of capital; future infrastructure and other capital projects; future production, reserve growth and decline rates, including future modifications to our type curves and EURs; our intention to evaluate and pursue delevering and liquidity enhancing transactions, including the Delaware Basin midstream monetization, including the likelihood and timing of the closing of such transaction; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, and the drilling costs associated with such projects; and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the

Navajo Nation and the local communities in the areas in which Resolute operates; cyber security risks; and the risks associated with potential NYSE delisting.  Actual results may differ materially from those contained in the forward-looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Finally, production rates, including 24-hour and 30 day peak IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history.  Also, different operators have different operating philosophies, particularly early in the life of a well.  Finally, the way we calculate and report 24-hour and 30 day peak IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable.  As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.  You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 7, 2016, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com